FERRELLGAS, L.P.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	October 31, 2015	July 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$8,608	$5,600
Accounts and notes receivable, net (including $113,792 and $123,791 of accounts receivable pledged as collateral at October 31, 2015 and July 31, 2015, respectively)	178,678	196,918
Inventories	96,079	96,754
Prepaid expenses and other current assets	57,931	64,211
Total current assets	341,296	363,483

Property, plant and equipment, net	941,283	965,217
Goodwill, net	459,615	478,747
Intangible assets (net of accumulated amortization of $386,828 and $375,119 at October 31, 2015 and July 31, 2015, respectively)	562,326	580,043
Assets held for sale	8,840	—
Other assets, net	71,054	72,472
Total assets	$2,384,414	$2,459,962

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$63,553	$83,974
Short-term borrowings	95,391	75,319
Collateralized note payable	68,000	70,000
Other current liabilities	195,029	176,176
Total current liabilities	421,973	405,469

Long-term debt	1,641,182	1,622,392
Other liabilities	38,458	41,975
Contingencies and commitments (Note L)

Partners' capital:
Limited partner	310,338	425,105
General partner	3,171	4,339
Accumulated other comprehensive loss	(30,708)	(39,318)
Total partners' capital	282,801	390,126
Total liabilities and partners' capital	$2,384,414	$2,459,962
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands)
(unaudited)
	For the three months ended October 31,
	2015	2014

Revenues:
Propane and other gas liquids sales	$245,301	$394,361
Midstream operations	193,670	7,916
Other	32,175	41,078
Total revenues	471,146	443,355

Costs and expenses:
Cost of sales - propane and other gas liquids sales	121,751	264,814
Cost of sales - midstream operations	153,604	1,968
Cost of sales - other	14,448	21,892
Operating expense	116,199	106,431
Depreciation and amortization expense	36,979	23,309
General and administrative expense	19,144	23,395
Equipment lease expense	7,032	5,532
Non-cash employee stock ownership plan compensation charge	5,256	4,374
Goodwill impairment	29,316	—
Loss on disposal of assets and other	14,917	961

Operating loss	(47,500)	(9,321)

Interest expense	(29,758)	(19,878)
Other expense, net	(122)	(449)

Loss before income taxes	(77,380)	(29,648)

Income tax benefit	(844)	(511)

Net loss	$(76,536)	$(29,137)
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
(unaudited)
	For the three months ended October 31,
	2015	2014

Net loss	$(76,536)	$(29,137)
Other comprehensive income (loss):
Change in value of risk management derivatives	384	(13,897)
Reclassification of gains and (losses) on derivatives to earnings, net	8,226	(1,128)
Foreign currency translation adjustment	—	(2)
Other comprehensive income (loss)	8,610	(15,027)
Comprehensive loss	$(67,926)	$(44,164)
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
(in thousands)
(unaudited)
			Accumulated
			other	Total
	Limited	General	comprehensive	partners'
	partner	partner	loss	capital

Balance at July 31, 2015	$425,105	$4,339	$(39,318)	$390,126
Contributions in connection with non-cash ESOP and stock-based compensation charges	13,243	135	—	13,378
Contributions in connection with acquisitions	(284)	—	—	(284)
Distributions	(51,963)	(530)	—	(52,493)
Net loss	(75,763)	(773)	—	(76,536)
Other comprehensive income		—	8,610	8,610
Balance at October 31, 2015	$310,338	$3,171	$(30,708)	$282,801
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the three months ended October 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(76,536)	$(29,137)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	36,979	23,309
Non-cash employee stock ownership plan compensation charge	5,256	4,374
Non-cash stock-based compensation charge	8,122	16,112
Goodwill impairment	29,316	—
Loss on disposal of assets and other	14,917	961
Change in fair value of contingent consideration	(100)	(1,800)
Provision for doubtful accounts	952	967
Deferred income tax expense	280	216
Other	1,304	754
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts and notes receivable, net of securitization	9,200	(2,873)
Inventories	675	(31,589)
Prepaid expenses and other current assets	6,114	(17,090)
Accounts payable	(20,139)	5,141
Accrued interest expense	24,676	16,146
Other current liabilities	(1,504)	(2,069)
Other assets and liabilities	3,134	(2,778)
Net cash provided by (used in) operating activities	42,646	(19,356)

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(68,655)
Capital expenditures	(25,607)	(17,562)
Proceeds from sale of assets	3,575	1,417
Other	(14)	—
Net cash used in investing activities	(22,046)	(84,800)

Cash flows from financing activities:
Distributions	(52,493)	(42,200)
Contributions from partners	30	42,655
Proceeds from issuance of long-term debt	21,321	83,044
Payments on long-term debt	(4,380)	(44,388)
Net additions to short-term borrowings	20,072	52,711
Net additions to (reductions in) collateralized short-term borrowings	(2,000)	14,000
Cash paid for financing costs	(142)	(182)
Net cash provided by (used in) financing activities	(17,592)	105,640

Effect of exchange rate changes on cash	—	(2)

Net change in cash and cash equivalents	3,008	1,482
Cash and cash equivalents - beginning of period	5,600	8,283
Cash and cash equivalents - end of period	$8,608	$9,765
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise designated)
  (unaudited)
A.    Partnership organization and formation

Ferrellgas, L.P. is a limited partnership that owns and operates propane distribution and related assets as well as salt water disposal wells in south Texas. Ferrellgas Partners, L.P. (“Ferrellgas Partners”), a publicly traded limited partnership, holds an approximate 99% limited partner interest in, and consolidates, Ferrellgas, L.P. Ferrellgas, Inc. (the “general partner”), a wholly-owned subsidiary of Ferrell Companies, Inc. (“Ferrell Companies”), holds an approximate 1% general partner interest in Ferrellgas, L.P. and performs all management functions required by Ferrellgas, L.P.

Ferrellgas, L.P. owns a 100% equity interest in Ferrellgas Finance Corp., whose only business activity is to act as the co-issuer and co-obligor of debt issued by Ferrellgas, L.P.

Ferrellgas, L.P. is engaged in the following reportable business segment activities:

•
Propane and related equipment sales consists of the distribution of propane and related equipment and supplies. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas, L.P. serves residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia, and Puerto Rico.

•
Midstream operations consists of two reportable operating segments: crude oil logistics and water solutions. The crude oil logistics segment ("Bridger") generates income by providing crude oil transportation and logistics services on behalf of producers and end-users of crude oil. Bridger's services include transportation through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Lousiana, North Dakota, Pennsylvania, Colorado and Wyoming; pipeline services in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas; and crude oil purchase and sale in connection with pipeline management services. The salt water disposal wells within the water solutions segment are located in the Eagle Ford shale region of south Texas and are a critical component of the oil and natural gas well drilling industry. Oil and natural gas wells generate significant volumes of salt water. In the oil and gas fields Ferrellgas, L.P. services, these volumes of water are transported by truck away from the fields to salt water disposal wells where a combination of gravity and chemicals are used to separate crude oil from the salt water through a process that results in the collection of "skimming oil". This skimming oil is then captured and sold before the salt water is injected into underground geologic formations using high-pressure pumps.

Due to seasonality, the results of operations for the three months ended October 31, 2015 are not necessarily indicative of the results to be expected for a full fiscal year ending July 31, 2016.

The condensed consolidated financial statements of Ferrellgas, L.P. and subsidiaries reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the interim periods presented. All adjustments to the condensed consolidated financial statements were of a normal recurring nature. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) the consolidated financial statements and accompanying notes included in Ferrellgas, L.P.’s Annual Report on Form 10-K for fiscal 2015.

B.    Summary of significant accounting policies

(1)    Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates impacting the condensed consolidated financial statements include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment, residual values of tanks, capitalization of customer tank installation costs, amortization methods of intangible assets, valuation methods used to value sales returns and allowances, valuation methods used to value intangibles and goodwill in business combinations, allowance for doubtful accounts, fair value of reporting units, fair value of derivative contracts, and stock based compensation calculations.

(2)    Goodwill: Ferrellgas, L.P. records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition. Ferrellgas, L.P. has determined that it has five reporting units for goodwill impairment testing purposes. Four of these reporting units contain goodwill that is subject to at least an annual assessment for impairment by applying a fair-value-based test. Under this test, the carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of the evaluation on a specific identification basis. To the extent a reporting unit’s carrying value exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the second step of the impairment test must be performed. In the second step, the implied fair value of goodwill is determined by assigning the fair value of a reporting unit to all the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for that excess. During the three months ended October 31, 2015, Ferrellgas, L.P. determined that the continued and prolonged decline in the price of crude oil constituted a triggering event for its Midstream operations - water solutions business that required an update to the goodwill impairment assessment as of October 31, 2015. See Note F – Goodwill and intangible assets, net – for further discussion of Ferrellgas, L.P.'s Goodwill impairment assessment.

(3) Assets held for sale: Assets held for sale represent tractor trucks that have met the criteria of “held for sale” accounting. During the first quarter of fiscal 2016, Ferrellgas, L.P. committed to a plan to sell certain trucks held by the Midstream operations - crude oil logistics segment. These assets were reclassified from "Vehicles, including transport trailers" to assets held for sale in the accompanying balance sheet as of October 31, 2015. Ferrellgas, L.P. ceased depreciation on these assets during October 2015.

(4) New accounting standards:

FASB Accounting Standard Update No. 2014-09
In May 2014, the Financial Accounting Standards Board, ("FASB") issued Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers. The issuance is part of a joint effort by the FASB and the International Accounting Standards Board ("IASB") to enhance financial reporting by creating common revenue recognition guidance for U.S. GAAP and International Financial Reporting Standards ("IFRS") and, thereby, improving the consistency of requirements, comparability of practices and usefulness of disclosures. The new standard will supersede much of the existing authoritative literature for revenue recognition. The standard and related amendments will be effective for Ferrellgas for its annual reporting period beginning August 1, 2018, including interim periods within that reporting period. Early application is not permitted. Entities are allowed to transition to the new standard by either recasting prior periods or recognizing the cumulative effect. Ferrellgas is currently evaluating the newly issued guidance, including which transition approach will be applied and the estimated impact it will have on the consolidated financial statements.

FASB Accounting Standard Update No. 2014-08
In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, to change the criteria for determining which disposals can be presented as discontinued operations and enhanced the related disclosure requirements. ASU 2014-08 is effective for us on a prospective basis in Ferrellgas' first quarter of fiscal 2016 with early adoption permitted for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued. The adoption of ASU 2014-08 in Ferrellgas, L.P.'s first quarter of fiscal 2016 did not have a material impact on the consolidated financial statements.

FASB Accounting Standard Update No. 2015-02
In February 2015, the FASB issued ASU 2015-02, Consolidation: Amendments to the Consolidation Analysis, which provides additional guidance on the consolidation of limited partnerships and on the evaluation of variable interest entities. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted. Ferrellgas is currently evaluating the impact of our pending adoption of ASU 2015-02 on the consolidated financial statements.

FASB Accounting Standard Update No. 2015-03
In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying value of the debt liability. ASU 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early adoption permitted, and retrospective application required. Ferrellgas is currently evaluating the impact of our pending adoption of ASU 2015-03 on the consolidated financial statements.

FASB Accounting Standard Update No. 2015-06
In September 2015, the FASB issued ASU 2015-06, Business Combinations (Topic 805) - Simplifying the Accounting for Measurement-Period Adjustments, which requires all entities to record the effects on earnings, if any, of changes in provisional amounts for items in a business combination in the same period in which the adjustment amounts are determined. The requirement to retrospectively account for the adjustments is eliminated by this amendment. ASU 2015-06 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early adoption permitted. Ferrellgas, L.P. is currently evaluating the impact of our pending adoption of ASU 2015-06 on the consolidated financial statements.

(5)    Supplemental cash flow information: For purposes of the condensed consolidated statements of cash flows, Ferrellgas, L.P. considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less. Certain cash flow and significant non-cash activities are presented below:

	For the three months ended October 31,
	2015	2014
CASH PAID FOR:
Interest	$3,779	$2,978
Income taxes	$—	$260
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Change in accruals for property, plant and equipment additions	$1,727	$1,857
Contributions in connection with acquisitions	$(284)

C. Business combinations

Ferrellgas, L.P. records the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. An entity is allowed a reasonable period of time (not to exceed one year) to obtain the information necessary to identify and measure the fair values of the assets acquired and liabilities assumed in a business combination. The Bridger acquisition, which occurred during the year ended July 31, 2015, is still within this measurement period, and as a result, the acquisition date fair values Ferrellgas, L.P. recorded for the assets acquired and liabilities assumed are subject to change. Also Ferrellgas, L.P. made certain adjustments during the three months ended October 31, 2015 to its estimates of the acquisition date fair values of the Bridger assets acquired and liabilities assumed.

On June 24, 2015, Ferrellgas Partners acquired Bridger and formed a new midstream operations - crude oil logistics segment based near Dallas, Texas. Ferrellgas paid $560.0 million of cash, net of cash acquired and issued $260.0 million of Ferrellgas Partners common units to the seller, along with $2.5 million of other seller costs and consideration for an aggregate value of $822.5 million. Ferrellgas Partners then contributed the Bridger assets and liabilities to Ferrellgas, L.P. The purchase agreement for the Bridger acquisition contemplates post-closing payments for certain working capital items. Ferrellgas, L.P. is in the process of identifying and determining the fair values of the assets acquired and liabilities assumed in this business combination, and as a result, the estimates of fair value at October 31, 2015 are subject to change. Ferrellgas, L.P. is currently determining the appropriate value of working capital acquired with the former owners of Bridger. Ferrellgas, L.P. has preliminarily estimated the fair values of the assets acquired and liabilities assumed as follows:

	Estimated At
	October 31, 2015 (as adjusted)	July 31, 2015 (as initially reported)	Measuring period adjustments
Working capital	$(5,890)	$1,783	$(7,673)
Transportation equipment	293,491	293,491	—
Injection stations and pipelines	41,632	41,632	—
Goodwill	203,495	193,311	10,184
Customer relationships	259,300	261,811	(2,511)
Non-compete agreements	14,800	14,800	—
Trade names & trademarks	5,800	5,800	—
Office equipment	7,449	7,449	—
Other	2,375	2,375	—
Aggregate fair value of net assets acquired	$822,452	$822,452	$—

Pro forma results of operations (unaudited):

The following summarized unaudited pro forma consolidated statement of earnings information assumes that the acquisition of Bridger during fiscal 2015 occurred as of August 1, 2014. These unaudited pro forma results are for comparative purposes only and may not be indicative of the results that would have occurred had this acquisition been completed on August 1, 2014 or the results that would be attained in the future.

For the three months ended October 31,
2014
Revenue	$528,611
Net loss	(32,487)

The unaudited pro forma consolidated data presented above has also been prepared as if the following transaction had been completed on August 1, 2014:

•	the issuance of senior secured notes in June 2015.

D.    Supplemental financial statement information

Inventories consist of the following:

	October 31, 2015	July 31, 2015
Propane gas and related products	$68,420	$68,731
Appliances, parts and supplies	27,659	28,023
Inventories	$96,079	$96,754

In addition to inventories on hand, Ferrellgas, L.P. enters into contracts primarily to buy propane for supply procurement purposes with terms up to 36 months. Most of these contracts call for payment based on market prices at the date of delivery. As of October 31, 2015, Ferrellgas, L.P. had committed, for supply procurement purposes, to take delivery of approximately 51.0 million gallons of propane at fixed prices.

Property, plant and equipment, net consist of the following:

		October 31,	July 31,
	Estimated useful lives	2015	2015
Land	Indefinite	$34,359	$34,389
Land improvements	2-20	13,329	13,249
Building and improvements	20	71,748	71,923
Vehicles, including transport trailers	8-20	202,139	228,646
Bulk equipment and district facilities	5-30	110,833	111,657
Tanks, cylinders and customer equipment	2-30	771,569	772,904
Salt water disposal wells and related equipment	2-23	44,969	38,460
Rail cars	30	150,392	150,235
Injection stations	20	38,562	37,619
Pipeline	15	4,074	4,074
Computer and office equipment	2-5	120,896	123,386
Construction in progress	n/a	21,665	16,841
		1,584,535	1,603,383
Less: accumulated depreciation		643,252	638,166
Property, plant and equipment, net		$941,283	$965,217

Other current liabilities consist of the following:

	October 31, 2015	July 31, 2015
Accrued interest	$39,951	$15,275
Accrued payroll	17,643	17,485
Customer deposits and advances	38,602	28,792
Price risk management liabilities	27,639	31,450
Other	71,194	83,174
Other current liabilities	$195,029	$176,176

Shipping and handling expenses are classified in the following condensed consolidated statements of earnings line items:

	For the three months ended October 31,
	2015	2014
Operating expense	$40,535	$45,790
Depreciation and amortization expense	1,115	1,449
Equipment lease expense	6,429	4,866
	$48,079	$52,105

During the three month period ended October 31, 2015, Ferrellgas, L.P. committed to a plan to dispose of certain assets in its Midstream operations - crude oil logistics segment. As of October 31, 2015, this plan resulted in 69 tractor trucks sold and 136 tractor trucks reclassified from "Vehicles, including transport trailers" to Assets held for sale. For the three months ended October 31, 2015, Loss on disposal of assets and other includes a loss of $1.3 million related to the sale of these trucks and $12.1 million related to the write-down of these trucks classified as Assets held for sale. Loss on disposal of assets and other consists of:

	For the three months ended October 31,
	2015	2014
Loss on assets held for sale	$12,112	$—
Loss on sale of assets held for sale	1,259	—
Loss on sale of assets	1,546	961
Loss on disposal of assets and other	$14,917	$961

E. Accounts and notes receivable, net and accounts receivable securitization

Accounts and notes receivable, net consist of the following:

	October 31, 2015	July 31, 2015
Accounts receivable pledged as collateral	$113,792	$123,791
Accounts receivable	70,893	77,636
Other	509	307
Less: Allowance for doubtful accounts	(6,516)	(4,816)
Accounts and notes receivable, net	$178,678	$196,918

At October 31, 2015, $113.8 million of trade accounts receivable were pledged as collateral against $68.0 million of collateralized notes payable due to a commercial paper conduit. At July 31, 2015, $123.8 million of trade accounts receivable were pledged as collateral against $70.0 million of collateralized notes payable due to the commercial paper conduit. These accounts receivable pledged as collateral are bankruptcy remote from Ferrellgas, L.P. Ferrellgas, L.P. does not provide any guarantee or similar support to the collectability of these accounts receivable pledged as collateral.

As of October 31, 2015, Ferrellgas, L.P. had received cash proceeds of $68.0 million from trade accounts receivables securitized, with no remaining capacity to receive additional proceeds. As of July 31, 2015, Ferrellgas, L.P. had received cash proceeds of $70.0 million from trade accounts receivables securitized, with no remaining capacity to receive additional proceeds. Borrowings under the accounts receivable securitization facility had a weighted average interest rate of 2.7% and 2.3% as of October 31, 2015 and July 31, 2015, respectively.

F. Goodwill and intangible assets, net

Ferrellgas, L.P. records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition.

Ferrellgas, L.P. tests goodwill for impairment annually during the second quarter or more frequently if events or changes in circumstances indicate that it is more likely than not the fair value of a reporting unit is less than the carrying value. During the three months ended October 31, 2015, Ferrellgas, L.P. determined that the continued and prolonged decline in the price of crude oil constituted a triggering event for its Midstream operations - water solutions business that required an update to the goodwill impairment assessment as of October 31, 2015.

The first step of this test primarily consists of a discounted future cash flow model to predict fair value. The result of this first step is based on the following critical assumptions: (1) the NYMEX West Texas Intermediate (“WTI”) crude oil curve was used to estimate future oil prices; (2) the oil skimming rate was expected to increase or decrease consistent with the projected increases/decreases in the NYMEX WTI crude oil curve consistent with past history; and (3) certain organic growth projects were projected to increase the salt water volumes processed as new drilling activity increases associated with the projected NYMEX WTI crude oil curve. As noted in our discussion of this reporting unit in Ferrellgas, L.P.'s Annual Report on Form 10-K for the year ended July 31, 2015, Ferrellgas, L.P. believes that the results of this business are closely tied to the price of WTI crude oil. The daily average closing price for WTI crude oil for the three months ended July 31, 2015 of $56.63 decreased 20.7% to $44.90 during the three months ended October 31, 2015. Additionally, the projected NYMEX WTI crude oil curve decreased approximately 6.5% from August 31, 2015 to October 31, 2015. These events have led to an overall decline in drilling activity and volumes in the Eagle Ford shale region of Texas. These market changes negatively affected Ferrellgas, L.P.'s current period results and future projections sufficiently to indicate that the fair value of the reporting unit likely no longer exceeded its carrying value.

In the second step, the implied fair value of goodwill is determined by assigning the fair value of a reporting unit to all the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for that excess.

As of October 31, 2015, Ferrellgas, L.P. performed the first step of the goodwill impairment test for the Midstream operations - water solutions reporting unit and determined that the carrying value of the reporting unit exceeded the fair value. Ferrellgas, L.P. then completed the second step of the goodwill impairment analysis comparing the implied fair value of the reporting unit to the carrying amount of goodwill and determined that goodwill was completely impaired and has written off the entire $29.3 million of goodwill related to this reporting unit.

Changes in the carrying amount of goodwill, by reportable segment, are as follows:

	Propane and related equipment sales	Midstream operations - water solutions	Midstream operations - crude oil logistics	Total
Balance at July 31, 2015	$256,120	$29,316	$193,311	$478,747
Acquisitions	—	—	—	—
Revisions to acquisition accounting	—	—	10,184	10,184
Impairment	—	(29,316)	—	(29,316)
Balance at October 31, 2015	$256,120	$—	$203,495	$459,615

G.    Debt

Short-term borrowings

Ferrellgas, L.P. classified a portion of its secured credit facility borrowings as short-term because it was used to fund working capital needs that management had intended to pay down within the 12 month period following each balance sheet date. As of October 31, 2015 and July 31, 2015, $95.4 million and $75.3 million, respectively, were classified as short-term borrowings. For further discussion see the secured credit facility section below.

Secured credit facility

As of October 31, 2015, Ferrellgas, L.P. had total borrowings outstanding under its secured credit facility of $250.2 million, of which $154.8 million was classified as long-term debt. As of July 31, 2015, Ferrellgas, L.P. had total borrowings outstanding under its secured credit facility of $211.4 million, of which $136.1 million was classified as long-term debt. Borrowings outstanding at October 31, 2015 and July 31, 2015 under the secured credit facility had weighted average interest rates of 3.3% and 3.5%, respectively.

The obligations under this credit facility are secured by substantially all assets of Ferrellgas, L.P., the general partner and certain subsidiaries of Ferrellgas, L.P. but specifically excluding (a) assets that are subject to Ferrellgas, L.P.’s accounts receivable securitization facility, (b) the general partner’s equity interest in Ferrellgas Partners and (c) equity interest in certain unrestricted subsidiaries. Such obligations are also guaranteed by the general partner and certain subsidiaries of Ferrellgas, L.P.

Letters of credit outstanding at October 31, 2015 totaled $71.5 million and were used primarily to secure insurance arrangements and to a lesser extent, product purchases. Letters of credit outstanding at July 31, 2015 totaled $61.2 million and were used primarily to secure insurance arrangements and, to a lesser extent, product purchases. At October 31, 2015, Ferrellgas, L.P. had remaining letter of credit capacity of $128.5 million. At July 31, 2015 Ferrellgas, L.P. had remaining letter of credit capacity of $138.8 million.

H.  Partners’ capital

Partnership distributions paid

Ferrellgas, L.P. has paid the following distributions:

	For the three months ended October 31,
	2015	2014
Ferrellgas Partners	$51,963	$41,774
General partner	530	426
	$52,493	$42,200

On November 24, 2015, Ferrellgas, L.P. declared distributions for the three months ended October 31, 2015 to Ferrellgas Partners and the general partner of $58.6 million and $0.6 million, respectively, which are expected to be paid on December 15, 2015.

See additional discussions about transactions with related parties in Note K – Transactions with related parties.

Accumulated other comprehensive income (loss) (“AOCI”)

See Note J – Derivative instruments and hedging activities – for details regarding changes in the fair value of risk management financial derivatives recorded within AOCI for the three months ended October 31, 2015 and 2014.

General partner’s commitment to maintain its capital account

Ferrellgas, L.P.’s partnership agreement allows the general partner to have an option to maintain its 1.0101% general partner interest concurrent with the issuance of other additional equity.

During the three months ended October 31, 2015, the general partner made non-cash contributions of $0.1 million to Ferrellgas, L.P. to maintain its 1.0101% general partner interest.

During the three months ended October 31, 2014, the general partner made cash contributions of $0.4 million and non-cash contributions of $0.2 million to Ferrellgas, L.P. to maintain its 1.0101% general partner interest.

I.    Fair value measurements

Derivative financial instruments, assets held for sale, goodwill impairment and contingent consideration

The following table presents Ferrellgas, L.P.’s financial assets and financial liabilities that are measured at fair value on a recurring basis for each of the fair value hierarchy levels, including both current and noncurrent portions, as of October 31, 2015 and July 31, 2015:

	Asset (Liability)
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
October 31, 2015:
Assets:
Derivative financial instruments:
Interest rate swap agreements	$—	$2,427	$—	$2,427
Commodity derivatives	$—	$3,577	$—	$3,577
Liabilities:
Derivative financial instruments:
Interest rate swap agreements	$—	$(4,220)	$—	$(4,220)
Commodity derivatives	$—	$(33,301)	$—	$(33,301)

July 31, 2015:
Assets:
Derivative financial instruments:
Interest rate swap agreements	$—	$1,828	$—	$1,828
Commodity derivatives	$—	$4,655	$—	$4,655
Liabilities:
Derivative financial instruments:
Interest rate swap agreements	$—	$(4,748)	$—	$(4,748)
Commodity derivatives	$—	$(42,375)	$—	$(42,375)
Contingent consideration	$—	$—	$(100)	$(100)

Ferrellgas, L.P. also measures the fair value of certain assets on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Non-financial assets such as property, equipment, land, goodwill and intangible assets are also subject to non-recurring fair value measurements if they are deemed to be impaired. The impairment models used for non-financial assets depend on the type of asset. When the carrying amount of these assets no longer exceeds the fair value, an assessment of the fair value of the reporting unit's assets is prepared to determine the fair value of goodwill and indefinite lived intangible assets.
As discussed in Note D - Supplemental financial statement information, during the three month period ended October 31, 2015, Ferrellgas, L.P. committed to a plan to dispose of certain assets in its Midstream operations - crude oil logistics segment. Ferrellgas, L.P. measures long-lived assets held for sale at the lower of carrying amount or estimated fair value. Ferrellgas, L.P. recorded a loss on disposal of assets and other of $12.1 million during the three months ended October 31, 2015 to reduce the carrying amount of the property to its estimated fair value less estimated costs to sell.
During the three months ended October 31, 2015, Ferrellgas, L.P. determined that the continued and prolonged decline in the price of crude oil constituted a triggering event for its Midstream operations - water solutions business that required an update to the goodwill impairment assessment as of October 31, 2015. See Note F – Goodwill and intangible assets, net – for further discussion of Ferrellgas' goodwill impairment assessment.

Upon completing the second step of an impairment test as of October 31, 2015 for the Midstream operations - water solutions reporting unit, Ferrellgas, L.P. determined that goodwill was impaired and has written off the entire $29.3 million of goodwill related to this reporting unit.
The following table presents fair value measurements of certain assets on a non-recurring basis as of October 31, 2015:

	Asset (Liability)
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total	Total gains (losses)
Assets held for sale	$—	$—	$8,840	$8,840	$(12,112)
Goodwill impairment for Midstream operations - water solutions segment					$(29,316)
The following is a reconciliation of the opening and closing balances for the liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period ended October 31, 2015:

Contingent consideration liability
Balance at July 31, 2015	$100
Increase in fair value related to accretion	—
Change in fair value included in earnings	(100)
Balance at October 31, 2015	$—
Methodology

The fair values of Ferrellgas, L.P.’s non-exchange traded commodity derivative contracts are based upon indicative price quotations available through brokers, industry price publications or recent market transactions and related market indicators. The fair values of interest rate swap contracts are based upon third-party quotes or indicative values based on recent market transactions. The fair value of the trucks classified as assets held for sale represents Ferrellgas, L.P's estimate of expected sales price less costs to sell. The fair value measurements used to determine this value of the assets held for sale were based on a market approach utilizing prices from prior transactions and third party pricing information.

Other financial instruments

The carrying amounts of other financial instruments included in current assets and current liabilities (except for current maturities of long-term debt) approximate their fair values because of their short-term nature. At October 31, 2015 and July 31, 2015, the estimated fair value of Ferrellgas, L.P.’s long-term debt instruments was $1,623.7 million and $1,700.5 million, respectively. Ferrellgas estimates the fair value of long-term debt based on quoted market prices. The fair value of our consolidated debt obligations is a Level 2 valuation based on the observable inputs used for similar liabilities.

Ferrellgas, L.P. has other financial instruments such as trade accounts receivable which could expose it to concentrations of credit risk. The credit risk from trade accounts receivable is limited because of a large customer base which extends across many different U.S. markets.

J.   Derivative instruments and hedging activities

Ferrellgas, L.P. is exposed to certain market risks related to its ongoing business operations. These risks include exposure to changing commodity prices as well as fluctuations in interest rates. Ferrellgas, L.P. utilizes derivative instruments to manage its exposure to fluctuations in commodity prices. Of these, the propane commodity derivative instruments are designated as cash flow hedges. All other commodity derivative instruments do not qualify or are not designated as cash flow hedges, therefore, the change in their fair value are recorded currently in earnings. Ferrellgas, L.P. also periodically utilizes derivative instruments to manage its exposure to fluctuations in interest rates.

Derivative instruments and hedging activities

During the three months ended October 31, 2015 and 2014 Ferrellgas, L.P. did not recognize any gain or loss in earnings related to hedge ineffectiveness.

The following tables provide a summary of the fair value of derivatives in Ferrellgas, L.P.’s condensed consolidated balance sheets as of October 31, 2015 and July 31, 2015:

	October 31, 2015
	Asset Derivatives		Liability Derivatives
Derivative Instrument	Location	Fair value	Location	Fair value
Derivatives designated as hedging instruments
Commodity derivatives-propane	Prepaid expenses and other current assets	$3,155	Other current liabilities	$23,000
Commodity derivatives-propane	Other assets, net	422	Other liabilities	6,851
Interest rate swap agreements	Prepaid expenses and other current assets	1,836	Other current liabilities	2,470
Interest rate swap agreements	Other assets, net	591	Other liabilities	1,750
Derivatives not designated as hedging instruments
Commodity derivatives-vehicle fuel	Prepaid expenses and other current assets	—	Other current liabilities	2,169
Commodity derivatives-vehicle fuel	Other assets, net	—	Other liabilities	1,281
	Total	$6,004	Total	$37,521

	July 31, 2015
	Asset Derivatives		Liability Derivatives
Derivative Instrument	Location	Fair value	Location	Fair value
Derivatives designated as hedging instruments
Commodity derivatives	Prepaid expenses and other current assets	$3,614	Other current liabilities	$27,929
Commodity derivatives	Other assets, net	1,041	Other liabilities	12,034
Interest rate swap agreements	Prepaid expenses and other current assets	1,828	Other current liabilities	2,241
Interest rate swap agreements	Other assets, net	—	Other liabilities	2,507
Derivatives not designated as hedging instruments
Commodity derivatives - vehicle fuel	Prepaid expenses and other current assets	—	Other current liabilities	1,280
Commodity derivatives - vehicle fuel	Other assets, net	—	Other liabilities	1,132
	Total	$6,483	Total	$47,123

Ferrellgas, L.P.'s exchange traded commodity derivative contracts require cash margin deposit as collateral for contracts that are in a negative mark-to-market position. These cash margin deposits will be returned if mark-to-market conditions improve or will be applied against cash settlement when the contracts are settled. The following tables provide a summary of cash margin deposit balances as of October 31, 2015 and July 31, 2015, respectively:

	October 31, 2015
	Assets		Liabilities
Description	Location	Amount	Location	Amount
Margin Deposits	Prepaid expenses and other current assets	$15,601	Other current liabilities	$10
	Other assets, net	8,896	Other liabilities	—
		$24,497		$10

	July 31, 2015
	Assets		Liabilities
Description	Location	Amount	Location	Amount
Margin Deposits	Prepaid expenses and other current assets	$18,009	Other current liabilities	$15
	Other assets, net	11,786	Other liabilities	—
		$29,795		$15

The following table provides a summary of the effect on Ferrellgas, L.P.’s condensed consolidated statements of earnings for the three months ended October 31, 2015 and 2014 due to derivatives designated as fair value hedging instruments:

		Amount of Gain Recognized on Derivative		Amount of Interest Expense Recognized on Fixed-Rated Debt (Related Hedged Item)
Derivative Instrument	Location of Gain Recognized on Derivative	For the three months ended October 31,		For the three months ended October 31,
		2015	2014	2015	2014
Interest rate swap agreements	Interest expense	$537	$457	$(2,275)	$(2,275)

The following tables provide a summary of the effect on Ferrellgas, L.P.’s condensed consolidated statements of comprehensive income for the three months ended October 31, 2015 and 2014 due to derivatives designated as cash flow hedging instruments:

	For the three months ended October 31, 2015
Derivative Instrument	Amount of Gain (Loss) Recognized in AOCL	Location of Gain (Loss) Reclassified from AOCL into Income	Amount of Gain (Loss) Reclassified from AOCL into Income
			Effective portion	Ineffective portion
Commodity derivatives	$1,585	Cost of sales-propane and other gas liquids sales	$(7,449)	$—
Interest rate swap agreements	(1,201)	Interest expense	(777)	—
	$384		$(8,226)	$—

	For the three months ended October 31, 2014
Derivative Instrument	Amount of Gain (Loss) Recognized in AOCI	Location of Gain (Loss) Reclassified from AOCL into Income	Amount of Gain (Loss) Reclassified from AOCL into Income
			Effective portion	Ineffective portion
Commodity derivatives	$(12,758)	Cost of sales-propane and other gas liquids sales	$1,128	$—
Interest rate swap agreements	(1,139)	Interest expense	—	—
	$(13,897)		$1,128	$—

The following table provides a summary of the effect on Ferrellgas, L.P.'s condensed consolidated statements of earnings for the three months ended October 31, 2015 due to the change in fair value of derivatives not designated as hedging instruments:

	For the three months ended October 31, 2015
Derivatives Not Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in Income	Location of Gain (Loss) Recognized in Income
Commodity derivatives	$(1,038)	Operating expense

Ferrellgas, L.P. did not hold derivatives not designated as hedging instruments for the three months ended October 31, 2014.

The changes in derivatives included in AOCI for the three months ended October 31, 2015 and 2014 were as follows:

	For the three months ended October 31,
Gains and losses on derivatives included in AOCI	2015	2014
Beginning balance	$(38,906)	$6,483
Change in value of risk management commodity derivatives	1,585	(12,758)
Reclassification of gains and losses on commodity hedges to cost of sales - propane and other gas liquids sales, net	7,449	(1,128)
Change in value of risk management interest rate derivatives	(1,201)	(1,139)
Reclassification of gains and losses on interest rate hedges to interest expense	$777	$—
Ending balance	$(30,296)	$(8,542)

Ferrellgas, L.P. expects to reclassify net losses of approximately $19.8 million to earnings during the next 12 months. These net losses are expected to be offset by increased margins on propane sales commitments Ferrellgas, L.P. has with its customers that qualify for the normal purchase normal sales exception.

During the three months ended October 31, 2015 and 2014, Ferrellgas, L.P. had no reclassifications to earnings resulting from the discontinuance of any cash flow hedges arising from the probability of the original forecasted transactions not occurring within the originally specified period of time defined within the hedging relationship.

As of October 31, 2015, Ferrellgas, L.P. had financial derivative contracts covering 2.8 million barrels of propane that were entered into as cash flow hedges of forward and forecasted purchases of propane.

As of October 31, 2015, Ferrellgas had financial derivative contracts covering 0.3 million barrels of diesel and 48 thousand barrels of unleaded gasoline related to fuel hedges in transportation of propane.

Derivative financial instruments credit risk

Ferrellgas, L.P. is exposed to credit loss in the event of nonperformance by counterparties to derivative financial and commodity instruments. Ferrellgas, L.P.’s counterparties principally consist of major energy companies and major U.S. financial institutions. Ferrellgas, L.P. maintains credit policies with regard to its counterparties that it believes reduces its overall credit risk. These policies include evaluating and monitoring its counterparties’ financial condition, including their credit ratings, and entering into agreements with counterparties that govern credit limits. Certain of these agreements call for the posting of collateral by the counterparty or by Ferrellgas, L.P. in the forms of letters of credit, parental guarantees or cash. Ferrellgas, L.P. has concentrations of credit risk associated with derivative financial instruments held by certain derivative financial instrument counterparties. If these counterparties that make up the concentration failed to perform according to the terms of their contracts at October 31, 2015, the maximum amount of loss due to credit risk that, based upon the gross fair values of the derivative financial instruments, Ferrellgas, L.P. would incur is zero.

Ferrellgas, L.P. holds certain derivative contracts that have credit-risk-related contingent features which dictate credit limits based upon Ferrellgas, L.P.’s debt rating. As of October 31, 2015, a downgrade in Ferrellgas, L.P.'s debt rating could trigger a reduction in credit limit and would result in an additional collateral requirement of $0.2 million. There were $0.2 million of derivatives with credit-risk-related contingent features in a liability position on October 31, 2015 and Ferrellgas, L.P. had posted no collateral in the normal course of business related to such derivatives.

K.    Transactions with related parties

Ferrellgas, L.P. has no employees and is managed and controlled by its general partner. Pursuant to Ferrellgas, L.P.’s partnership agreement, the general partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of Ferrellgas, L.P. and all other necessary or appropriate expenses allocable to Ferrellgas, L.P. or otherwise reasonably incurred by its general partner in connection with operating Ferrellgas, L.P.’s business. These costs primarily include compensation and benefits paid to employees of the general partner who perform services on Ferrellgas, L.P.’s behalf and are reported in the condensed consolidated statements of earnings as follows:

	For the three months ended October 31,
	2015	2014
Operating expense	$56,010	$51,120

General and administrative expense	$7,093	$6,597

In connection with the closing of the Bridger Logistics acquisition, Ferrellgas issued common units to Bridger Marketing, LLC (now known as Jamex Marketing, LLC) and entered into a ten-year transportation and logistics agreement (the "TLA") with Jamex Marketing, LLC. As a result of that issuance, Jamex Marketing, LLC owned 9.5% of Ferrellgas Partners' limited partners' interest at October 31, 2015. Jamex Marketing, LLC, in connection with the TLA, enters into transactions with the operating partnership and its subsidiaries. Bridger provides crude oil logistics services for Jamex Marketing, LLC, including the transportation and storage of crude oil by truck, terminal and pipeline. During the three months ended October 31, 2015, Ferrellgas' total revenues and cost of sales from these transactions were $4.4 million and $0.6 million, respectively. There was no activity for the three months ended October 31, 2014. The amounts due from and due to Jamex Marketing, LLC at October 31, 2015, were $1.6 million and $0.3 million, respectively. The amounts due from and due to Jamex Marketing, LLC at July 31, 2015, were $4.8 million and $4.2 million, respectively.

See additional discussions about transactions with the general partner and related parties in Note F – Partners’ capital and Note N - Subsequent events.

L.    Contingencies and commitments

Litigation

Ferrellgas, L.P.’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane and crude oil. As a result, at any given time, Ferrellgas, L.P. can be threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Other than as discussed below, Ferrellgas, L.P. is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the consolidated financial condition, results of operations and cash flows of Ferrellgas, L.P..

Ferrellgas, L.P. has also been named as a defendant, along with a competitor, in putative class action lawsuits filed in multiple jurisdictions. The complaints, filed on behalf of direct and indirect customers of Ferrellgas, L.P.'s tank exchange business, reference the FTC complaint mentioned above. The lawsuits allege that Ferrellgas, L.P. and a competitor coordinated in 2008 to reduce the fill level in barbeque cylinders and combined to persuade a common customer to accept that fill reduction, resulting in increased cylinder costs to retailers and end-user customers in violation of federal and certain state antitrust laws. The lawsuits seek treble damages, attorneys’ fees, injunctive relief and costs on behalf of the putative class. These lawsuits have been consolidated into one case by a multidistrict litigation panel. Ferrellgas, L.P. believes it has strong defenses to the claims and intends to vigorously defend against the consolidated case. Ferrellgas, L.P. does not believe loss is probable or reasonably estimable at this time related to the putative class action lawsuit.

In addition, putative class action cases have been filed in California relating to residual propane remaining in the tank after use. Ferrellgas, L.P. believes it has strong defenses to the claims and intends to vigorously defend against the consolidated case.  Ferrellgas, L.P. does not believe loss is probable or reasonably estimable at this time related to the putative class action lawsuit.

M.    Segment reporting

Ferrellgas, L.P. has two primary operations: propane and related equipment sales and midstream operations. These two operations result in three reportable operating segments: propane and related equipment sales, midstream operations - water solutions and midstream operations - crude oil logistics.

The chief operating decision maker evaluates the operating segments using an Adjusted EBITDA performance measure which is based on earnings before income tax benefit, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, goodwill impairment, loss on disposal of assets and other, other expense (income), net, change in fair value of contingent consideration, severance costs, litigation accrual and related legal fees associated with a class action lawsuit, unrealized (non-cash) loss on changes in fair value of derivatives not designated as hedging instruments and acquisition and transition expenses. This performance measure is not a GAAP measure, however, the components are computed using amounts that are determined in accordance with GAAP. A reconciliation of this performance measure to net earnings, which is its nearest comparable GAAP measure, is included in the tables below. In management's evaluation of performance, costs such as compensation for certain administrative staff and executive management, are not allocated by segment and, accordingly, the following reportable segment results do not include such unallocated costs. The accounting policies of the operating segments are otherwise the same as those described in the summary of significant accounting policies in Note B.

Assets reported within a segment are those assets that can be identified to a segment and primarily consist of trade receivables, property, plant and equipment, inventories, identifiable intangible assets and goodwill. Cash, certain prepaid assets and other assets are not allocated to segments. Although Ferrellgas, L.P. can and does identify long-lived assets such as property, plant and equipment and identifiable intangible assets to reportable segments, Ferrellgas, L.P. does not allocate the related depreciation and amortization to the segment as management evaluates segment performance exclusive of these non-cash charges.

The propane and related equipment sales segment primarily includes the distribution and sale of propane and related equipment and supplies with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States. Sales from propane distribution are generated principally from transporting propane purchased from third parties to propane distribution locations and then to tanks on customers’ premises or to portable propane tanks delivered to nationwide and local retailers. Sales from portable tank exchanges, nationally branded under the name Blue Rhino, are generated through a network of independent and partnership-owned distribution outlets.

The midstream operations - crude oil logistics segment primarily includes a domestic crude oil transportation and logistics provider with an integrated portfolio of midstream assets. These assets connect crude oil production in prolific unconventional resource plays to downstream markets. Bridger's truck, pipeline terminal, pipeline, rail and maritime assets form a comprehensive, fee-for-service business model, and substantially all of its cash flow is expected to be generated from fee-based commercial agreements. Bridger's fee-based business model generates income by providing crude oil transportation and logistics services on behalf of producers and end users of crude oil.

The midstream operations - water solutions segment primarily includes salt water disposal wells that are a critical component of the oil and natural gas well drilling industry. Oil and gas wells generate significant volumes of salt water known as “flowback” and “production” water. Flowback is a water based solution that flows back to the surface during and after the completion of the hydraulic fracturing (“fracking”) process whereby large volumes of water, sand and chemicals are injected under high pressures into rock formations to stimulate production. Production water is salt water from underground formations that are brought to the surface during the normal course of oil or gas production. In the oil and gas fields Ferrellgas, L.P. services, these volumes of water are transported by truck away from the fields to salt water disposal wells where it is injected into underground geologic formations using high-pressure pumps. Revenue is derived from fees charged to customers to dispose of salt water at the disposal facilities and crude oil sales from the skimming oil process.

Following is a summary of segment information for the three months ended October 31, 2015 and 2014.

	Three months ended October 31, 2015
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Segment revenues	$277,476	$189,373	$4,297	$—	$471,146
Direct costs (1)	241,877	164,570	4,776	11,024	422,247
Adjusted EBITDA	$35,599	$24,803	$(479)	$(11,024)	$48,899

	Three months ended October 31, 2014
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Segment revenues	$435,439	$—	$7,916	$—	$443,355
Direct costs (1)	393,808	—	4,733	10,456	408,997
Adjusted EBITDA	$41,631	$—	$3,183	$(10,456)	$34,358

(1) Direct costs are comprised of "cost of sales-propane and other gas liquids sales", "cost of products sold-midstream operations", "cost of products sold-other", "operating expense", "general and administrative expense", and "equipment lease expense" less "non-cash stock-based compensation charge", "change in fair value of contingent consideration", "severance charge", "litigation accrual and related legal fees associated with a class action lawsuit", "unrealized (non-cash) loss on changes in fair value of derivatives not designated as hedging instruments" and "acquisition and transition expenses".

Following is a reconciliation of Ferrellgas, L.P.'s total segment performance measure to condensed consolidated net loss:

	Three months ended October 31,
	2015	2014
Net loss	$(76,536)	$(29,137)
Income tax benefit	(844)	(511)
Interest expense	29,758	19,878
Depreciation and amortization expense	36,979	23,309
EBITDA	(10,643)	13,539
Non-cash employee stock ownership plan compensation charge	5,256	4,374
Non-cash stock-based compensation charge	8,122	16,112
Goodwill impairment	29,316	—
Loss on disposal of assets and other	14,917	961
Other expense, net	122	449
Change in fair value of contingent consideration	(100)	(1,800)
Severance costs	856	—
Litigation accrual and related legal fees associated with a class action lawsuit	—	723
Unrealized (non-cash) loss on changes in fair value of derivatives not designated as hedging instruments	1,038	—
Acquisition and transition expenses	15	—
Adjusted EBITDA	$48,899	$34,358

Following are total assets by segment:

Assets	October 31, 2015	July 31, 2015
Propane and related equipment sales	$1,287,582	$1,291,737
Midstream operations - crude oil logistics	879,286	917,325
Midstream operations - water logistics	178,236	205,358
Corporate and unallocated	39,310	45,542
Total consolidated assets	$2,384,414	$2,459,962

Following are capital expenditures by segment:

	Three months ended October 31, 2015
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Capital expenditures:
Maintenance	$5,898	$—	$139	$145	$6,182
Growth	8,615	3,303	6,401	—	18,319
Total	$14,513	$3,303	$6,540	$145	$24,501

	Three months ended October 31, 2014
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Capital expenditures:
Maintenance	$4,576	$—	$176	$304	$5,056
Growth	11,069	—	857	—	11,926
Total	$15,645	$—	$1,033	$304	$16,982

N.  Subsequent events

Ferrellgas, L.P. evaluated events and transactions occurring after the balance sheet date through the date Ferrellgas L.P.'s condensed consolidated financial statements were issued and concluded that, other than as discussed below, there were no events or transactions occurring during this period that require recognition or disclosure in its condensed consolidated financial statements.
On November 13, 2015 Ferrellgas, L.P distributed $46.8 million and $0.4 million to Ferrellgas Partners and the general partner, respectively, using proceeds from the secured credit facility. Ferrellgas Partners utilized these funds primarily to repurchase approximately 2.4 million common units from Jamex Marketing, LLC.

O.  Guarantor financial information

The $500.0 million aggregate principal amount of unregistered 6.75% senior notes due 2023 co-issued by Ferrellgas, L.P. and Ferrellgas Finance Corp. are, and any notes registered under the Securities Act of 1933 and issued in exchange for such unregistered notes will be, fully and unconditionally and joint and severally guaranteed by all of Ferrellgas, L.P.’s 100% owned subsidiaries except: i) Ferrellgas Finance Corp; ii) certain special purposes subsidiaries formed for use in connection with our accounts receivable securitization; and iii) foreign subsidiaries. Guarantees of these senior notes will be released under certain circumstances, including (i) in connection with any sale or other disposition of (a) all or substantially all of the assets of a guarantor or (b) all of the capital stock of such guarantor (including by way of merger or consolidation), in each case, to a person that is not Ferrellgas, L.P. or a restricted subsidiary of Ferrellgas, L.P., (ii) if Ferrellgas, L.P. designates any restricted subsidiary that is a guarantor as an unrestricted subsidiary, (iii) upon defeasance or discharge of the notes, (iv) upon the liquidation or dissolution of such guarantor, or (v) at such time as such guarantor ceases to guarantee any other indebtedness of either of the issuers and any other guarantor.

The guarantor financial information discloses in separate columns the financial position, results of operations and the cash flows of Ferrellgas, L.P. (Parent), Ferrellgas Finance Corp. (co-issuer), Ferrellgas L.P.’s guarantor subsidiaries on a combined basis, and Ferrellgas L.P.’s non-guarantor subsidiaries on a combined basis. The dates and the periods presented in the guarantor financial information are consistent with the periods presented in Ferrellgas, L.P.’s consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
(in thousands)
	As of October 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$6,029	$1	$2,578	$—	$—	$8,608
Accounts and notes receivable	(3,228)	—	72,921	108,985	—	178,678
Intercompany receivables	32,939	—	—	—	(32,939)	—
Inventories	79,953	—	16,126	—	—	96,079
Prepaid expenses and other current assets	37,203	—	20,726	2	—	57,931
Total current assets	152,896	1	112,351	108,987	(32,939)	341,296

Property, plant and equipment, net	566,651	—	374,632	—	—	941,283
Goodwill	243,615	—	216,000	—	—	459,615
Intangible assets, net	151,403	—	410,923	—	—	562,326
Intercompany receivables	450,000	—	—	—	(450,000)	—
Investments in consolidated subsidiaries	641,776	—	—	—	(641,776)	—
Assets held for sale	—	—	8,840	—	—	8,840
Other assets, net	62,673	—	8,076	305	—	71,054
Total assets	$2,269,014	$1	$1,130,822	$109,292	$(1,124,715)	$2,384,414

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$43,118	$—	$20,435	$—	$—	$63,553
Short-term borrowings	95,391	—	—	—	—	95,391
Collateralized note payable	—	—	—	68,000	—	68,000
Intercompany payables	—	—	31,596	1,343	(32,939)	—
Other current liabilities	173,372	—	21,527	130	—	195,029
Total current liabilities	311,881	—	73,558	69,473	(32,939)	421,973

Long-term debt	1,640,213	—	450,969	—	(450,000)	1,641,182
Other liabilities	34,119	—	4,114	225	—	38,458
Contingencies and commitments

Partners' capital:
Partners' equity	313,509	1	603,153	39,269	(642,423)	313,509
Accumulated other comprehensive income (loss)	(30,708)	—	(972)	325	647	(30,708)
Total partners' capital	282,801	1	602,181	39,594	(641,776)	282,801
Total liabilities and partners' capital	$2,269,014	$1	$1,130,822	$109,292	$(1,124,715)	$2,384,414

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
(in thousands)
	As of July 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5,579	$1	$20	$—	$—	$5,600
Accounts and notes receivable	(2,858)	—	80,657	119,119	—	196,918
Intercompany receivables	39,238	—	—	—	(39,238)	—
Inventories	78,132	—	18,622	—	—	96,754
Prepaid expenses and other current assets	42,069	—	22,140	2	—	64,211
Total current assets	162,160	1	121,439	119,121	(39,238)	363,483

Property, plant and equipment, net	569,640	—	395,577	—	—	965,217
Goodwill	246,116	—	232,631	—	—	478,747
Intangible assets, net	155,659	—	424,384	—	—	580,043
Intercompany receivables	450,000	—	—	—	(450,000)	—
Investments in consolidated subsidiaries	661,081	—	—	—	(661,081)	—
Other assets, net	62,019	—	10,087	366	—	72,472
Total assets	$2,306,675	$1	$1,184,118	$119,487	$(1,150,319)	$2,459,962

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$40,210	$—	$43,764	$—	$—	$83,974
Short-term borrowings	75,319	—	—	—	—	75,319
Collateralized note payable	—	—	—	70,000	—	70,000
Intercompany payables	—	—	30,289	8,949	(39,238)	—
Other current liabilities	142,137	—	33,903	136	—	176,176
Total current liabilities	257,666	—	107,956	79,085	(39,238)	405,469

Long-term debt	1,621,439	—	450,953	—	(450,000)	1,622,392
Other liabilities	37,444	—	4,306	225	—	41,975
Contingencies and commitments

Partners' capital:
Partners' equity	429,444	1	621,550	39,852	(661,403)	429,444
Accumulated other comprehensive income (loss)	(39,318)	—	(647)	325	322	(39,318)
Total partners' capital	390,126	1	620,903	40,177	(661,081)	390,126
Total liabilities and partners' capital	$2,306,675	$1	$1,184,118	$119,487	$(1,150,319)	$2,459,962

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
(in thousands)

	For the three months ended October 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Propane and other gas liquids sales	$245,301	$—	$—	$—	$—	$245,301
Midstream operations	—	—	193,670	—	—	193,670
Other	17,377	—	14,798	—	—	32,175
Total revenues	262,678	—	208,468	—	—	471,146

Costs and expenses:
Cost of sales - propane and other gas liquids sales	121,748	—	3	—	—	121,751
Cost of sales - midstream operations	—	—	153,604	—	—	153,604
Cost of sales - other	2,538	—	11,910	—	—	14,448
Operating expense	96,974	—	17,659	2,370	(804)	116,199
Depreciation and amortization expense	18,550	—	18,429	—	—	36,979
General and administrative expense	17,429	3	1,712	—	—	19,144
Equipment lease expense	6,882	—	150	—	—	7,032
Non-cash employee stock ownership plan compensation charge	5,256	—	—	—	—	5,256
Goodwill impairment	—	—	29,316	—	—	29,316
Loss on disposal of assets	1,545	—	13,372	—	—	14,917

Operating loss	(8,244)	(3)	(37,687)	(2,370)	804	(47,500)
				—	—
Interest expense	(18,521)	—	(10,688)	(441)	(108)	(29,758)
Other income (expense), net	(122)	—	—	696	(696)	(122)

Loss before income taxes	(26,887)	(3)	(48,375)	(2,115)	—	(77,380)

Income tax expense (benefit)	168	—	(1,012)	—	—	(844)
Equity in earnings (loss) of subsidiaries	(49,481)	—	—	—	49,481	—

Net loss	(76,536)	(3)	(47,363)	(2,115)	49,481	(76,536)

Other comprehensive income	8,610	—	—	—	—	8,610

Comprehensive loss	$(67,926)	$(3)	$(47,363)	$(2,115)	$49,481	$(67,926)

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
(in thousands)

	For the three months ended October 31, 2014
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Propane and other gas liquids sales	$394,361	$—	$—	$—	$—	$394,361
Midstream operations	—	—	7,916	—	—	7,916
Other	18,048	—	23,030	—	—	41,078
Total revenues	412,409	—	30,946	—	—	443,355

Costs and expenses:
Cost of sales - propane and other gas liquids sales	264,814	—	—	—	—	264,814
Cost of sales - midstream operations	—	—	1,968	—	—	1,968
Cost of sales - other	2,051	—	19,841	—	—	21,892
Operating expense	101,188	—	4,760	1,557	(1,074)	106,431
Depreciation and amortization expense	19,154	—	4,155	—	—	23,309
General and administrative expense	23,392	3	—	—	—	23,395
Equipment lease expense	5,527	—	5	—	—	5,532
Non-cash employee stock ownership plan compensation charge	4,374	—	—	—	—	4,374
Loss on disposal of assets	961	—	—	—	—	961

Operating loss	(9,052)	(3)	217	(1,557)	1,074	(9,321)
				—	—
Interest expense	(18,695)	—	(1,183)	(504)	504	(19,878)
Other income (expense), net	(449)	—	—	1,578	(1,578)	(449)

Loss before income taxes	(28,196)	(3)	(966)	(483)	—	(29,648)

Income tax expense (benefit)	49	—	(560)	—	—	(511)
Equity in earnings (loss) of subsidiaries	(892)	—	—	—	892	—

Net loss	(29,137)	(3)	(406)	(483)	892	(29,137)

Other comprehensive loss	(15,027)	—	—	—	—	(15,027)

Comprehensive loss	$(44,164)	$(3)	$(406)	$(483)	$892	$(44,164)

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in thousands)

	For the three months ended October 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$12,807	$(3)	$22,041	$5,801	$2,000	$42,646

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	—	—	—	—	—
Capital expenditures	(14,674)	—	(10,933)	—	—	(25,607)
Proceeds from sale of assets	1,013	—	2,562	—	—	3,575
Cash collected for purchase of interest in accounts receivable	—	—	—	186,280	(186,280)	—
Cash remitted to Ferrellgas, L.P for accounts receivable	—	—	—	(184,280)	184,280	—
Net changes in advances with consolidated entities	16,908	—	—	—	(16,908)	—
Other	(14)	—	—	—	—	(14)
Net cash provided by (used in) investing activities	3,233	—	(8,371)	2,000	(18,908)	(22,046)

Cash flows from financing activities:
Distributions	(52,493)	—	—	—	—	(52,493)
Contributions from Partners	30	—	—	—	—	30
Proceeds from increase in long-term debt	21,321	—	—	—	—	21,321
Reductions in long-term debt	(4,380)	—	—	—	—	(4,380)
Net additions to short-term borrowings	20,072	—	—	—	—	20,072
Net reductions in to collateralized short-term borrowings	—	—	—	(2,000)	—	(2,000)
Net changes in advances with parent	—	3	(11,112)	(5,799)	16,908	—
Cash paid for financing costs	(142)	—	—	—	—	(142)
Net cash provided by (used in) financing activities	(15,592)	3	(11,112)	(7,799)	16,908	(17,592)

Effect of exchange rate changes on cash	2	—	—	(2)	—	—

Increase in cash and cash equivalents	450	—	2,558	—	—	3,008
Cash and cash equivalents - beginning of year	5,579	1	20	—	—	5,600
Cash and cash equivalents - end of year	$6,029	$1	$2,578	$—	$—	$8,608

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in thousands)

	For the three months ended October 31, 2014
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$4,519	$(3)	$(19,475)	$9,603	$(14,000)	$(19,356)

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(68,655)	—	—	—	—	(68,655)
Capital expenditures	(16,809)	—	(753)	—	—	(17,562)
Proceeds from sale of assets	1,417	—	—	—	—	1,417
Cash collected for purchase of interest in accounts receivable	—	—	—	275,704	(275,704)	—
Cash remitted to Ferrellgas, L.P for accounts receivable	—	—	—	(289,704)	289,704	—
Net changes in advances with consolidated entities	(10,387)	—	—	—	10,387	—
Other	—	—	—	—	—	—
Net cash used in investing activities	(94,434)	—	(753)	(14,000)	24,387	(84,800)

Cash flows from financing activities:
Distributions	(42,200)	—	—	—	—	(42,200)
Contributions from Partners	42,655	—	—	—	—	42,655
Proceeds from increase in long-term debt	83,044	—	—	—	—	83,044
Reductions in long-term debt	(44,388)	—	—	—	—	(44,388)
Net additions to short-term borrowings	52,711	—	—	—	—	52,711
Net additions to collateralized short-term borrowings	—	—	—	14,000	—	14,000
Net changes in advances with parent	—	3	19,985	(9,601)	(10,387)	—
Cash paid for financing costs	(182)	—	—	—	—	(182)
Net cash provided by financing activities	91,640	3	19,985	4,399	(10,387)	105,640

Effect of exchange rate changes on cash	—	—	—	(2)	—	(2)

Increase (decrease) in cash and cash equivalents	1,725	—	(243)	—	—	1,482
Cash and cash equivalents - beginning of year	7,798	1	484	—	—	8,283
Cash and cash equivalents - end of year	$9,523	$1	$241	$—	$—	$9,765